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                                                                 EXHIBIT 3.1.3

                           CERTIFICATE OF AMENDMENT
                          TO THE RESTATED CERTIFICATE
                               OF INCORPORATION
                                      OF
                           P.N.Y. ELECTRONICS, INC.

          P.N.Y. ELECTRONICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

          FIRST:  The name of the Corporation is P.N.Y. Electronics, Inc.
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          SECOND:  The Board of Directors of the Corporation, acting by
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unanimous written consent pursuant to Section 141(f) of the General Corporation
Law of the State of Delaware, did duly consent to, approve and adopt the following resolution:

          RESOLVED, that the Board of Directors hereby finds it to be advisable and in the best interests of the Corporation that the Restated Certificate of Incorporation of the Corporation be amended in the following manner:

          The second sentence of Section 3.1 of Article FOURTH of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

          The number of shares constituting the Series A Preferred Stock shall be 16,000.

          Section 3.2(a) of Article FOURTH of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:


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          3.2   Dividends.  (a) (i) The holders of shares of Series A Preferred
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Stock shall be entitled to receive when, as and if declared by the Board of
Directors out of funds legally available therefor, cumulative dividends payable in cash for all periods during which Series A Preferred Stock is outstanding, commencing as of January 1,1996 and ending at such time as all the Corporation's Series B Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), is redeemed or otherwise ceases to be outstanding. Such dividends shall be payable semi-annually, on the same date on which dividends on the Series B Preferred Stock are paid (including upon redemption of the Series B Preferred Stock), at a rate per annum per share equal to 6% of the Preferred Amount Per Share.

          (ii) In the event that shares of Series A Preferred Stock are converted into shares of Common Stock or otherwise cease to be outstanding, then dividends on such shares payable pursuant to the foregoing Section 3.2(a)(i) shall cease to accrue. If at such time there are accrued and unpaid dividends on shares of Series A Preferred stock, such accrued and unpaid dividends shall thereafter be paid to the former holders of such shares at such time as accrued and unpaid dividends are paid on the Series B Preferred Stock (including upon redemption of the Series B Preferred Stock).

          (iii) Whenever dividends or distributions payable on the Series B Preferred Stock as provided in Section 3(a)(i) or (ii) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not declare or pay dividends, or make any other distributions on any shares of Series B Preferred Stock except dividends paid ratably on the Series A Preferred Stock and the Series B Preferred Stock in proportion to the total amounts to which the holders (or former holders, in the case of dividends payable pursuant to Section 3(a)(ii)) of all such shares are then entitled.

          THIRD: The stockholders of the Corporation, acting by written consent
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pursuant to Section 228(a) of the General Corporation Law of the State of
Delaware, did duly consent to, approve and adopt the aforesaid amendment to the Restated Certificate of Incorporation of the Corporation.

          FOURTH: The aforesaid amendment has been duly adopted in accordance
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with the provisions of Section 242, 141(f) and 228(a) of the General Corporation
Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on its behalf by Gadi Cohen, its President, and attested by Steven Halpern, its Secretary, this 13th day of June, 1996.


ATTEST:                       P.N.Y. ELECTRONICS, INC.

/s/ STEVEN HALPERN             By: /s/ GADI COHEN
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  Steven Halpern, Secretary        Gadi Cohen, President


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